EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Golden Matrix Group, Inc. on Form S-8 (File No. 333-234192) of our report dated June 8, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Golden Matrix Group, Inc. as of January 31, 2020, and July 31, 2019, and for the six months ended January 31, 2020, and the years ended July 31, 2019, and 2018, which report is included in this Transition Report on Form 10-KTA (Amendment No. 2) of Golden Matrix Group, Inc. for the transition period from August 1, 2019, to January 31, 2020.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC
Houston, Texas
October 28, 2020